SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 5, 2008

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2008 annual meeting of shareholders to be held on Thursday, June 12, 2008 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark L. Lemond
President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 12, 2008

     The annual meeting of common shareholders of Shoe Carnival, Inc. (the "Company") will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Thursday, June 12, 2008, at 9:00 a.m., C.D.T., for the following purposes:

     (1) To elect two directors to serve until the 2011 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

     (2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2008;

     (3) To approve a proposed amendment to the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan; and

     (4) To transact such other business as may properly come before the meeting.

     All common shareholders of record at the close of business on April 25, 2008 will be eligible to vote.

     It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors	4
Information Regarding the Board of Directors and Committees	5
Code of Business Conduct and Ethics	7
Section 16(a) Beneficial Ownership Reporting Compliance	7
Executive and Director Compensation
Compensation Discussion and Analysis	7
Compensation Committee Report	14
Summary Compensation Table	15
Grants of Plan-Based Awards	16
Outstanding Equity Awards at Fiscal Year-End	18
Option Exercises and Stock Vested in Fiscal 2007	19
Equity Compensation Plan Information	19
Nonqualified Deferred Compensation	20
Termination and Change-in-Control Arrangements	21
Compensation of Non-Employee Directors	25
Proposal No. 2 Ratification of Our Independent Registered Public Accounting Firm	26
Audit Committee Matters	26
Transactions with Related Persons	27
Proposal No. 3 Approval of Proposed Amendment to the Shoe Carnival, Inc. 2000 Stock Option
and Incentive Plan	28
Principal Shareholders	33
Shareholder Proposals for 2009 Annual Meeting	34
Shareholder Communications	34
Incorporation by Reference	35
Annual Reports	35
Appendix A	A-1
Proxy Card

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 12, 2008

Why am I receiving these proxy materials?

     We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Shoe Carnival, Inc. (the "Company," "we", "us" or "our") for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Thursday, June 12, 2008, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 5, 2008.

What proposals will be voted on at the annual meeting?

     There are three proposals scheduled to be voted on at the annual meeting:

  To elect two directors to serve until the 2011 annual meeting of shareholders and until their successors are elected and have been qualified;

  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008; and

  To approve a proposed amendment to the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan.

     In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board of Directors currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board of Directors recommend that I vote on the proposals?

     The Board of Directors recommends that you vote your shares "FOR" the election of Messrs. J. Wayne Weaver and Gerald W. Schoor as directors (Proposal 1), "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008 (Proposal 2), and "FOR" the proposed amendment to our 2000 Stock Option and Incentive Plan (Proposal 3).

Who may vote?

     You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 25, 2008, the record date for the meeting. As of April 25, 2008, there were 12,615,329 shares of our common stock outstanding and entitled to vote at the meeting. On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

     In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for the purpose of determining a quorum.

     It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted.

What vote is required for each of the proposals to be approved?

     For Proposal 1, the directors receiving a plurality of the votes cast "FOR" will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

     Proposal 2 will be approved if more shares are voted "FOR" the proposal than "AGAINST". Neither abstentions nor broker non-votes will affect the outcome of this proposal.

     Proposal 3 will be approved if the number of shares voted "FOR" the proposal represent a majority of the total votes cast on the proposal. Broker non-votes will have no effect, but abstentions will have the same effect as a vote "AGAINST" this proposal.

How do I vote my shares?

     Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

     Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in "street name" through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted. If you are a "street name" shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy but do not provide voting instructions?

     Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted "FOR" the election of both nominees listed under Proposal 1 and "FOR" Proposals 2 and 3. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

     If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

     Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company N.A.

Where can I find the voting results of the annual meeting?

     We will announce preliminary voting results at the annual meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2008.

Who pays for the cost of proxy preparation and solicitation?

     The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees and Director Information

     We currently have five directors divided into three classes. Each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

     The shareholders will be asked to elect two directors. J. Wayne Weaver and Gerald W. Schoor have been nominated by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, for election as directors for a term to expire at the 2011 annual meeting of shareholders and until their successors are elected and qualified. Mr. Weaver has served as a director since 1988 and Mr. Schoor has served as a director since 1993.

				Shares
				Beneficially
		Present		Owned on
		Principal	Director	March 18,		Percent of
Name	Age	Occupation	Since	2008(1)		Class
NOMINEES FOR DIRECTOR
(Nominees for a three-year term to expire at the annual meeting of shareholders in 2011)

J. Wayne Weaver	73	Chairman of the Board of the	1988	3,333,230	(2)	26.4%
		Company and Chairman and Chief
		Executive Officer of Jacksonville
		Jaguars, LTD (professional football
		franchise) (3)

Gerald W. Schoor	73	Merchant Banker	1993	10,000	(4)	*
		(self-employed) (5)

DIRECTORS CONTINUING IN OFFICE
(Term expiring at the annual meeting of shareholders in 2009)

William E. Bindley	67	Chairman of the Board of Bindley	1993	8,000	(6)	*
		Capital Partners, LLC (private equity
		investment fund) (7)

Kent A. Kleeberger	56	Chief Financial Officer and Treasurer	2003	3,000	(8)	*
		of Chico's FAS Inc. (specialty apparel
		retailer) (9)

DIRECTOR CONTINUING IN OFFICE
(Term expiring at the annual meeting of shareholders in 2010)

Mark L. Lemond	53	President and Chief Executive Officer	1988	675,767	(10)	5.2%
		of the Company

____________________

*	Less than 1%

(1)	Includes shares subject to options that are presently exercisable (i.e., within 60 days after March 18, 2008).

(2)	Includes 1,666,615 shares directly owned by Mr. Weaver's spouse.

(3)	Mr. Weaver also serves as the managing member of LC Footwear, LLC, a footwear distributor. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. From November 2000 until April 2008, Mr. Weaver also served on the Board of Directors of Stein Mart, Inc., a chain of off-price retail stores.

(4)	Includes 3,000 shares held as co-trustee for the benefit of Mr. Schoor's spouse and 6,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(5)	Prior to January 1997, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis, a financial intermediary, and as executive vice president of National Industrial Services, Inc., an industrial asset management company.

(6)	Includes 6,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(7)	From 1968 until February 2001, Mr. Bindley's principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc., a pharmaceutical wholesale distribution company. From July 1994 until October 2005, Mr. Bindley served as chairman of the board for Priority Healthcare Corporation, a specialty pharmacy and pharmaceutical distributor, and from July 1994 until May 1997, he also served as chief executive officer. Mr. Bindley also serves on the board of directors of Kite Realty Group Trust, a real estate company.

(8)	Includes 1,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(9)	Since October 2007, Mr. Kleeberger has served as chief financial officer and treasurer of Chico's FAS Inc., a specialty apparel retailer. From July 2004 until September 2007, Mr. Kleeberger served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a single price-point retailer. From March 1998 until June 2004, Mr. Kleeberger served in various financial positions with Tween Brands, Inc. (formerly Too, Inc.), an apparel retailer, most recently as executive vice president, chief financial officer, treasurer and secretary.

(10)	Includes 11,500 shares directly owned by Mr. Lemond's spouse, 41,000 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 275,000 shares issuable upon the exercise of presently exercisable options granted under our 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and our 2000 Stock Option and Incentive Plan ("2000 Stock Option Plan").

     Unless otherwise indicated in a footnote to the preceding table, the principal occupation of each director has been the same for the last five years, and each director possesses sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by him. There is no family relationship between any of our directors or executive officers.

The Board of Directors recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND COMMITTEES

Director Independence

     A majority of the directors are "independent directors" as defined by the listing standards of The NASDAQ Stock Market LLC ("NASDAQ"), and the Board of Directors has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Bindley, Kleeberger and Schoor. Mr. Schoor has been designated as the Lead Director, and presides at all executive sessions of the non-management directors.

Meetings and Committees

     During fiscal 2007, the Board of Directors held four meetings. Each director during fiscal 2007 attended at least 75% of the total board meetings and the meetings of the respective committees on which he served. Directors are expected to attend the annual meeting of shareholders each year, and each of our directors attended our 2007 annual meeting of shareholders.

     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors--Corporate Governance.

Audit Committee

     The Audit Committee is comprised of our three non-employee directors: Messrs. Kleeberger (Chair), Bindley and Schoor. Our Board of Directors has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be "independent" directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that Mr. Kleeberger qualifies as the "audit committee financial expert" as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met eight times during fiscal 2007, with four of these meetings being conducted via teleconference. The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and preapproves audit and permitted non-audit services undertaken by the independent registered public accounting firm. The Audit Committee is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, and (iii) auditing, accounting and financial reporting processes. The Audit Committee also approves all related-person transactions, including our relationships with LC Footwear, LLC and PL Footwear, Inc described under "Transactions with Related Persons – Current Transactions". The Audit Committee meets with management and our independent registered public accounting firm as necessary.

Compensation Committee

     The Compensation Committee consists of our three non-employee directors: Messrs. Bindley (Chair), Kleeberger and Schoor. Each of the members of the Compensation Committee is "independent", as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and each is an "Outside Director" as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee held three meetings during fiscal 2007. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of our executive officers and directors. The Compensation Committee also administers our 1993 Stock Option Plan, 2000 Stock Option Plan, Employee Stock Purchase Plan and 2006 Executive Incentive Compensation Plan. For a description of the role of our management in setting compensation, see "Executive and Director Compensation – Compensation Discussion and Analysis".

     During fiscal 2007, none of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as our former officer or employee. In addition, none of the Compensation Committee members was involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee (the "Nominating Committee") consists of our three non-employee directors: Messrs. Schoor (Chair), Bindley and Kleeberger. Each member of the Nominating Committee is "independent," as such term for nominating committee members is defined in the listing standards of NASDAQ. The Nominating Committee met three times during fiscal 2007. The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board of Directors corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of evaluation of the Board. As the nominating body of the Board, the Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. The Nominating Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties.

     The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating Committee should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under "Shareholder Proposals for 2009 Annual Meeting".

CODE OF BUSINESS CONDUCT AND ETHICS

     We have adopted a Code of Business Conduct and Ethics (the "Ethics Code") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, and controller. The Ethics Code is posted on our website at www.shoecarnival.com under Investors--Corporate Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a report on Form 8-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2007 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied, except that Messrs. Baker, Jackson and Sifford each did not report the 1,011 shares withheld by us to cover the associated tax liability of restricted shares that vested on March 31, 2007 until March 20, 2008 due to administrative error.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

     We are one of the nation’s largest family footwear retailers, offering customers a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands. We differentiate ourself from our competitors by our distinctive, highly promotional in-store marketing effort and large stores that average 11,300 square feet, generate an average of approximately $2.4 million in annual sales and house an average inventory of approximately 29,000 pairs of shoes per location. As of February 2, 2008, we operated 291 stores in 27 states primarily in the Midwest, South and Southeast regions of the United States.

     This Compensation Discussion and Analysis is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the narrative discussion that follows the tables. Our goal is to provide shareholders with a better understanding of our compensation policies and programs and the material decisions made under those policies and programs that affect the compensation payable to our executive officers, including our Chief Executive Officer, Chief Financial Officer, Chairman of the Board and two additional executive officers named in the Summary Compensation Table (our "Executives").

     Our Compensation Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on its evaluation. The Compensation Committee believes that its obligation is to structure programs that best serve our interests and the interests of our shareholders. The Compensation Committee currently consists of three directors, none of whom is a current or former employee and each of who are deemed independent as defined in the listing standards of NASDAQ. The report of the Compensation Committee immediately follows this discussion.

Compensation Philosophy and Objectives of the Overall Compensation Program

     Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, to be cost-competitive, to treat all employees fairly and to maximize the tax deductibility of employee compensation. All programs have the following characteristics:

  Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be "at risk" incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

  A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of restricted stock awards and stock option grants are utilized to provide incentive to Executives to create shareholder value through the attainment of both short and long-term goals.

  Compensation also takes into consideration the value of the job in the marketplace. To retain our highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.

     The Compensation Committee, along with management, recognizes that the challenges faced by an entrepreneurial and growth orientated retail organization requires that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Compensation Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with their accumulated business expertise. While this process is inherently subjective, we do not believe that a purely formulaic driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

     Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently utilize external consultants in Executive or director compensation matters; however, we do review comparisons to other retailers. Details of our review process are contained in "Determination of Compensation Amounts" on page 10.

What The Compensation Program is Designed to Reward

     The Compensation Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Compensation Committee considers increases in store growth, sales, operating income, net earnings and earnings per share as compared to both the financial plan for the year and prior year performance. The Compensation Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and prevailing economic conditions.

Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates To Our Compensation Philosophy and Objectives

     The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives, and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

     The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.

Annual Cash Incentives

     We utilize a performance-based cash incentive program, which is designed to reward the Executives’ focus on meeting annual financial goals that will lead to our long-term success. Under our 2006 Executive Incentive Compensation Plan, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net income, net income before nonrecurring items, net sales, operating income, return on assets, return on equity, EPS, EBITDA, or EBITDA before nonrecurring items. Each of the foregoing business criteria may also be calculated before bonus expense.

     The Compensation Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for our achievement of the performance target levels. The Compensation Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to attainable comparative store sales increases, merchandise gross margin, new store openings, and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and present both the challenges and opportunities facing the Company. The parameters under which the program will be administered are established by the Compensation Committee, typically within the first 60 days of each fiscal year. Mr. Weaver, Chairman of our Board of Directors, did not participate in the 2006 Executive Incentive Compensation Plan in fiscal 2007 and will not participate in fiscal 2008.

     We may also award discretionary cash bonuses to Executives for their work on special projects, for promotions or when the Compensation Committee seeks to align compensation levels more closely to market conditions.

Long-Term Equity Based Incentives

     We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the achievement of long-term goals, help to retain Executives and encourage them to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

     We currently utilize performance-based restricted stock awards as our primary form of equity based incentive compensation. The vesting of these awards is tied to the attainment of defined increases in earnings per diluted share and rewards each Executive for the creation of shareholder value. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. These awards are issued pursuant to the terms and conditions of the 2000 Stock Option Plan.

     Prior to fiscal 2005, we utilized time-based stock option awards as our primary form of equity based incentive compensation. Stock options currently outstanding typically were granted such that one-third of the shares underlying the stock options granted would vest and become fully exercisable on each of the first three anniversaries of the date of the grant and were assigned a 10-year term from the date of grant.

     Mr. Weaver does not receive long-term equity based incentive awards.

Other Benefits

     We provide the Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

     The additional levels of benefits available to the Executives (other than Mr. Weaver, who does not participate in any of our sponsored benefit plans) include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The nonqualified deferred compensation plan is offered to the Executives due to the federally mandated maximum deferral limitation under our 401(k) plan. The nonqualified deferred compensation plan provides benefits comparable to those which would be available under our 401(k) plan if the federal regulations did not include limits on covered compensation and benefits. Further details on the nonqualified deferred compensation plan can be found under "Non-Equity Based Compensation – Narrative Discussion" on page 20. In addition, we currently offer limited perquisites to each Executive other than Mr. Weaver.

Determination of Compensation Amounts

     It is the Compensation Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Compensation Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $300 million and less than $1.7 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

     The Compensation Committee also utilizes a tally sheet to review the total compensation package provided to the Executives for the current and prior three fiscal years. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not impact the equity-based compensation awarded to the Executives in fiscal 2007.

     Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The Compensation Committee does not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Compensation Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value.

In setting total compensation, the Compensation Committee applies a consistent approach for all Executives and applies appropriate business judgement in how it applies the standard approaches to the facts and circumstances associated with each Executive. Although the Compensation Committee reviews compensation data of peer group companies, it does not benchmark the compensation of the Executives utilizing the peer group data. Peer group data is only utilized by the Compensation Committee to determine whether the compensation of the Executives is reasonable and competitive in view of the peer group data.

     The peer group information is compiled by our management and provided to the Compensation Committee for its use. Amounts earned by each Executive in fiscal 2005, 2006 and 2007 are detailed in the Summary Compensation Table following this section.

     Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $300 Million and Less Than $1.7 Billion
Aeropostale Inc.	Hot Topic, Inc.	The Gymboree Corporation
Casual Male Retail Group, Inc.	Mothers Work, Inc.	The Wet Seal, Inc.
Charlotte Russe Holding, Inc.	Stage Stores, Inc.	Tween Brands, Inc.
Chico’s FAS, Inc.	The Buckle, Inc.	United Retail Group, Inc.
Christopher & Banks Corp.	The Cato Corporation	Urban Outfitters, Inc.
Hibbett Sports, Inc.	The Dress Barn, Inc.	Wilsons The Leather Experts, Inc.

Footwear Companies
Brown Shoe Company, Inc.	Nike, Inc.
Columbia Sportswear Company	Payless ShoeSource, Inc.
Crocs, Inc.	Skechers U.S.A., Inc.
DSW Inc.	Steven Madden, Ltd.
Foot Locker, Inc.	The Finish Line, Inc.
Genesco Inc.	The Stride Rite Corporation
Kenneth Cole Productions, Inc.	The Timberland Company
K-Swiss Inc.	Wolverine World Wide, Inc.

Base Salary

     The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. The Chief Executive Officer provides recommendations to the Compensation Committee for those reporting directly to him. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

     Salary increases for the Executives have averaged approximately 6.5% annually for the past three years. Certain Executives have received greater salary increases corresponding to expanded responsibilities as a result of our continued growth. In particular, we have increased Mr. Jackson’s salary significantly in order to make his compensation more competitive and to reflect his increasing responsibilities.

Annual Cash Incentives

     A portion of the annual cash compensation the Executives could have earned for fiscal 2007 consisted of a performance-based bonus payment pursuant to the 2006 Executive Incentive Compensation Plan. The Executives could also have been awarded discretionary cash bonuses for their work on special projects, for promotions or as the Compensation Committee otherwise determines. For fiscal 2007, the Compensation Committee selected our operating income before officer bonus expense ("Operating Income") as the business criteria for all officers included in the plan and established the minimum threshold, target and maximum performance target levels. The following table reflects the percentage of salary each Executive could earn based upon the achievement of the various target levels of Operating Income. The percentages of salary were increased from the prior year to be more competitive with those provided by our peer group.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	60%	100%
Timothy T. Baker	0%	45%	75%
W. Kerry Jackson	0%	45%	75%
Clifton E. Sifford	0%	45%	75%

     The minimum threshold for fiscal 2007 was the Operating Income we achieved in fiscal 2006. As fiscal 2007 Operating Income did not exceed the fiscal 2006 level, the minimum threshold was not met and therefore, the Executives did not earn a bonus under the 2006 Executive Incentive Compensation Plan, as a percentage of their base salary during fiscal 2007. Likewise, no discretionary bonuses were paid to any Executive in fiscal 2007.

Long-Term Equity Based Incentives

     Incentive awards are granted pursuant to the 2000 Stock Option Plan at the discretion of our Compensation Committee. The Compensation Committee relies in large part on the recommendation of the Chairman and Chief Executive Officer in determining the number of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Compensation Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

     Based on the recommendation of the Chairman and the Chief Executive Officer, the Compensation Committee granted an aggregate of 56,000 shares of performance-based restricted stock to the Executives, excluding Mr. Weaver, at the regularly scheduled meeting on March 13, 2007. An additional 42,000 shares were granted to other members of management. One-third of these restricted shares will vest upon the achievement of annual earnings per diluted share of $1.80, or a 4% increase over fiscal 2006 earnings per diluted share; one-third vest upon the achievement of annual earnings per diluted share of $2.00, an 11% increase over the prior tier; and one-third vest upon the achievement of annual earnings per diluted share of $2.30, a 15% increase over the prior tier. Two or three of the tranches of these restricted shares may vest in a given year if earnings per diluted share exceed $2.00 or $2.30, respectively. The Chairman and Chief Executive Officer based their recommendation for the fiscal 2007 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. It should be noted that fiscal 2006 consisted of 53 weeks, as opposed to the normal 52 weeks, due to the Company following the retail calendar. We estimate that the 53rd week resulted in an increase in diluted earnings per share of approximately $0.05. Taking this adjustment into consideration, the increase to earnings per diluted share of $1.80 would be a 7% increase over the normalized 52-week period.

     No shares have vested from this award. Any restricted shares that are unvested after six fiscal years will be forfeited. No other forms of equity-based compensation were recommended or awarded to the Executives during fiscal 2007.

Deductibility of Compensation and Other Related Issues

     Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation." Our Compensation Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives. However, our Compensation Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

     The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Compensation Committee has not adopted at this time any additional forfeiture provisions for incentive compensation.

Termination and Change-in-Control Arrangements

     During December 2006, we entered into negotiations with Messrs. Lemond, Baker and Sifford to replace their then existing employment and noncompetition agreements with new agreements. Our objective was to bring the agreements more in line with general industry practices. We also entered into negotiations with Mr. Jackson to arrive at an agreement covering his employment. We believe that employment and noncompetition agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

     Each Executive was covered by an employment and noncompetition agreement at February 2, 2008, which specifies various payments to be made to the Executive in the event his employment is terminated. The type and amount of payments vary by Executive and the nature of the termination. We believe these severance benefits are competitive with general industry practices.

     Mr. Lemond’s employment and noncompetition agreement does not contain a specific change-in-control provision; however, it does contain an assignment clause which requires any successor company to assume the agreement. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond’s termination from the Company. Messrs. Baker, Jackson and Sifford’s individual employment and noncompetition agreements do contain specific types and amounts of payment in the event of a change-in-control.

     Further information on termination and change-in-control arrangements is contained herein, beginning on page 21.

Fiscal 2008 Executive Compensation

     The Compensation Committee met on March 18, 2008 and completed its review and approval of the fiscal 2008 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year goals and objectives, and set Executive compensation levels for fiscal 2008 based on this evaluation. This process was consistent with that performed in fiscal 2007. In view of our financial performance in fiscal 2007, the Compensation Committee did not increase the base salary of any Executive other than Mr. Jackson. His salary was increased by $25,000 to make it more competitive based on the peer group data.

     For fiscal 2008, the Compensation Committee again selected Operating Income as the business criteria for all officers included in the 2006 Executive Incentive Compensation Plan and established the minimum threshold, target and maximum performance target levels. These plans attempt to incorporate the known risk factors inherent with the current economic retail climate and present both the challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could earn based upon the achievement of the various target levels of Operating Income. These percentages remained unchanged from the prior year.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	60%	100%
Timothy T. Baker	0%	45%	75%
W. Kerry Jackson	0%	45%	75%
Clifton E. Sifford	0%	45%	75%

     The minimum threshold for fiscal 2008 was selected as the Operating Income achieved in fiscal 2007, or $19,132,000. If the minimum threshold is met, the Executives will earn an incremental bonus, as a percentage of their base salary, as the fiscal 2008 Operating Income exceeds the fiscal 2007 level. Upon achievement of the target Operating Income for fiscal 2008, or $27,569,000 which is a 44% increase over Operating Income recorded in fiscal 2007, each Executive would earn his target bonus. With the achievement of 120% of the target Operating Income, or $33,699,000, which is a 76% increase over Operating Income recorded for fiscal 2007, each Executive would earn his maximum allowable bonus under the 2006 Executive Incentive Compensation Plan. Achievement of these goals will be reviewed by the Compensation Committee at the March 2009 Board meeting.

     Based on the recommendation of the Chairman and the Chief Executive Officer, the Compensation Committee granted an aggregate of 48,000 shares of performance-based restricted stock to the Executives, excluding Mr. Weaver, as follows: Mr. Lemond 16,000 shares; Mr. Baker 8,000 shares; Mr. Jackson 12,000 shares; and Mr. Sifford 12,000 shares. An additional 72,000 shares were granted to other members of management. One-third of these restricted shares vest upon the achievement of annual earnings per diluted share of $1.12, a 15% increase over fiscal 2007 earnings per diluted share; one-third vest upon the achievement of annual earnings per diluted share of $1.30, a 16% increase over the prior tier; and one-third vest upon the achievement of annual earnings per diluted share of $1.50, a 15% increase over the prior tier. Two or three of the tranches of these restricted shares may vest in a given year if earnings per diluted share exceed $1.30 or $1.50, respectively. Any restricted shares that are unvested after six fiscal years will be forfeited. The Chairman and Chief Executive Officer based their recommendation for the fiscal 2008 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity based compensation were recommended or awarded to the Executives.

     The above actions of the Compensation Committee were reported in a Current Report on Form 8-K filed on March 20, 2008 with the Securities and Exchange Commission.

Compensation Committee Report

     We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and in our proxy statement for the 2008 annual meeting of shareholders for filing under the Exchange Act.

     Compensation Committee

     William E. Bindley (Chair)
     Kent A. Kleeberger
     Gerald W. Schoor

Summary Compensation Table

     The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us during each of the three most recent fiscal years to our Chief Executive Officer, Chief Financial Officer, and to each of our three other most highly compensated executive officers (the Executives), based on total compensation earned in fiscal 2007.

						Non-Equity
	Fiscal					Incentive Plan	All Other
	Year			Stock Awards	Option	Compensation	Compensation
Name and Principal Position	(1)	Salary	Bonus (2)	(3)	Awards (4)	(5)	(6)	Total
Mark L. Lemond,	2007	$701,568	$-	$235,369	$-	$-	$68,964	$1,005,901
President and Chief Executive Officer	2006	669,231	-	221,034	-	109,570	221,516	1,221,351
	2005	639,962	-	107,198	-	308,605	99,875	1,155,640

J. Wayne Weaver,	2007	$300,000	$-	$-	$-	$-	$-	$300,000
Chairman of the Board	2006	300,000	-	-	-	-	-	300,000
	2005	300,000	-	-	-	-	-	300,000

Timothy T. Baker,	2007	$424,135	$-	$137,862	$-	$-	$53,996	$615,993
Executive Vice President - Store	2006	409,519	-	110,718	-	45,440	56,112	621,789
Operations	2005	395,891	-	51,460	-	141,543	59,186	648,080

W. Kerry Jackson,	2007	$371,539	$-	$137,862	$7,472	$-	$44,722	$561,595
Executive Vice President - Chief Financial	2006	313,462	40,000	110,718	20,283	34,911	35,331	554,705
Officer and Treasurer	2005	257,154	-	51,460	-	97,923	34,289	440,826

Clifton E. Sifford,	2007	$424,135	$-	$137,862	$-	$-	$53,019	$615,016
Executive Vice President - General	2006	409,519	-	110,718	-	45,440	47,681	613,358
Merchandise Manager	2005	395,891	-	51,460	-	141,543	42,247	631,141

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2005 and 2007 were each 52-week years. Fiscal 2006 was 53 weeks.

(2)	Represents discretionary cash bonuses earned during the fiscal year indicated and paid in the subsequent fiscal year.

(3)	For fiscal years 2007 and 2006, the amounts reported above were computed under the requirements of Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R") as adopted by us on January 29, 2006 and represent the amount of equity compensation expense recorded for the shares held by each Executive (except disregarding the estimated forfeitures related to service-based vesting conditions). The above amounts include compensation expense for stock awards granted in the previous fiscal years as well as those granted during the current fiscal year. As these stock awards were performance based, expense is recognized over the applicable vesting period as determined by management’s assessment of the probability of achieving the designated performance criteria.

For fiscal 2005, the amounts reported above were computed in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and represent the amount of equity compensation expense recorded during fiscal 2005 for the shares held by each Executive. Under SFAS No. 123, we elected to follow the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations. As these stock awards were performance based, they qualified as a variable arrangement for accounting purposes and, as such, expense is recognized over the applicable vesting period as determined by management’s assessment of the probability of achieving the designated performance criteria.

No shares of restricted stock were granted prior to fiscal 2005.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2008.

(4)	For fiscal years 2007 and 2006, the amounts reported above were computed under the requirements of SFAS No. 123R and represent the amount of equity compensation expense recorded for unvested stock options (except disregarding the estimated forfeitures related to service-based vesting conditions). The above amount includes compensation expense for such options granted in previous fiscal years.

For fiscal years prior to 2006, accounting for stock options was performed in accordance with the provisions of SFAS No. 123. Under SFAS No. 123, we elected to follow the recognition and measurement principles of APB No. 25 and related interpretations. Under APB No. 25, because the exercise price of employee stock options was at least equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

Disclosure of the relevant assumptions related to the valuation of option awards is provided Note 2 and Note 9 to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2008.

(5)	Operating Income for fiscal 2007 did not exceed that which we achieved in fiscal 2006. Therefore, no non-equity incentive plan compensation was earned in fiscal 2007 under our 2006 Executive Incentive Compensation Plan.

Operating Income for fiscal 2006 exceeded that which we achieved in fiscal 2005 by 19.1%. Under the provisions of our 2006 Executive Incentive Compensation Plan, this achievement entitled Mr. Lemond to receive a bonus of approximately 16.4% of his base salary and Messrs. Baker, Jackson and Sifford to receive a bonus of approximately 11.1% of each of their respective base salaries.

Operating Income for fiscal 2005 exceeded that which we achieved in fiscal 2004 by 52.4%. Under the provisions of our Executive Incentive Compensation Plan as was then in effect, this achievement entitled Mr. Lemond to receive a bonus of approximately 47.5% of his base salary and Messrs. Baker, Jackson and Sifford to receive a bonus of approximately 35.6% of each of their respective base salaries.

For a further discussion of our 2006 Executive Incentive Compensation Plan, see "Compensation Discussion and Analysis – Determination of Compensation Amounts – Annual Cash Incentives" on page 11.

(6)	We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. In fiscal 2007, no Executive received an individual perquisite in excess of $25,000. Perquisites and personal benefits received by the Executives in fiscal 2007 included:
Reimbursements under our Executive medical plan; The cost of the Executive’s leased automobile; and The cost of the Executive’s country club membership.

The amounts in this column for fiscal 2007 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan ("ESPP") and premiums on the Executive’s life and long-term disability insurance. These amounts are detailed in the following table.

					Long-term
		Deferred			Disability
		Compensation	Discount under	Life Insurance	Insurance
	401(k) Match	Plan Match	the ESPP	Premiums	Premiums
Mark L. Lemond	$5,028	$25,000	$882	$594	$983
J. Wayne Weaver	$-	$-	$-	$-	$-
Timothy T. Baker	$4,681	$16,989	$-	$594	$983
W. Kerry Jackson	$3,172	$17,950	$-	$594	$922
Clifton E. Sifford	$4,681	$16,989	$882	$594	$983

Grants of Plan-Based Awards

     The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

								All Other	All Other
					Estimated Future Payouts			Stock	Option
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Awards:	Awards:
		Non-Equity Incentive Plan Awards (1)			Awards (2)			Number of	Number of	Exercise or	Grant Date Fair
								Shares of	Securities	Base Price	Value of Stock
								Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (3)
Mark L.	3/13/2007				-	20,000	-	-	-	$-	$588,400
Lemond	3/13/2007	$-	$422,100	$703,500
J. Wayne
Weaver		$-	$-	$-	-	-	-	-	-	$-	$-
Timothy T.	3/13/2007				-	12,000	-	-	-	$-	$353,040
Baker	3/13/2007	$-	$191,250	$318,750
W. Kerry	3/13/2007				-	12,000	-	-	-	$-	$353,040
Jackson	3/13/2007	$-	$168,750	$281,250
Clifton E.	3/13/2007				-	12,000	-	-	-	$-	$353,040
Sifford	3/13/2007	$-	$191,250	$318,750

(1)	Represents the amount each Executive could have earned based upon the achievement of various target levels of Operating Income under the 2006 Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the 2006 Executive Incentive Compensation Plan are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Annual Cash Incentives" on page 11. No Executive earned a bonus in fiscal 2007 under the Executive Incentive Compensation Plan.

(2)	Represents shares of performance-based restricted stock granted to the Executives on March 13, 2007 under the 2000 Stock Option Plan. The material terms of these restricted stock grants are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Long-Term Equity Based Incentives" on page 12. There was no minimum threshold or maximum amount of shares of restricted stock associated with this grant.

(3)	The grant date fair value assigned to these shares was calculated using the closing market price of our common stock on March 13, 2007, which was $29.42.

Equity Based Compensation – Narrative Discussion

     Our Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at our 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserved 1,500,000 shares of our common stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On January 14, 2003, the 1993 Stock Option Plan expired. Previously issued stock options can be exercised for up to 10 years from their date of grant.

     Our Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. The 2000 Stock Option Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, but on June 11, 2004, the 2000 Stock Option Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On June 14, 2005, the 2000 Stock Option Plan was further amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants. On March 18, 2008, the Board of Directors adopted an amendment to the 2000 Stock Option Plan and directed that the amendment be submitted to our shareholders for consideration and approval at our 2008 annual meeting. The amendment would increase the number of shares of our common stock subject to issuance under the 2000 Stock Option Plan from 1,500,000 to 2,000,000 and would extend the term of the 2000 Stock Option Plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders.

     The Compensation Committee administers and grants incentive awards under the 2000 Stock Option Plan. The 2000 Stock Option Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended February 2, 2008.

		Option Awards				Stock Awards
						Equity Incentive
						Plan Awards:	Equity Incentive
		Number of	Number of			Number of	Plan Awards:
		Securities	Securities			Unearned	Market or Payout
		Underlying	Underlying			Shares, Units or	Value of Unearned
		Unexercised	Unexercised		Option	Other Rights	Shares, Units or
	Grant	Options -	Options –	Option Exercise	Expiration	That Have Not	Other Rights That
Name	Date	Exercisable	Unexercisable	Price	Date	Vested (1)	Have Not Vested (2)
Mark L. Lemond
	3/13/2006					5,000	$74,750
	3/13/2007					20,000	$299,000
	4/10/1998	16,874		$11.0000	4/9/2008
	3/4/1999	75,000		$11.1250	3/3/2009
	3/7/2000	20,000		$8.5625	3/6/2010
	12/11/2000	30,000		$4.3800	12/10/2010
	4/4/2002	75,000		$17.1200	4/3/2012
	3/12/2003	75,000		$12.6700	3/11/2013
J. Wayne Weaver		-	-	$-		-	$-
Timothy T. Baker
	3/13/2006					2,667	$39,872
	3/13/2007					12,000	$179,400
	3/4/1999	20,000		$11.1250	3/3/2009
	3/7/2000	317		$8.5625	3/6/2010
	12/11/2000	6,395		$4.3800	12/10/2010
	4/4/2002	20,000		$17.1200	4/3/2012
	3/12/2003	20,000		$12.6700	3/11/2013
W. Kerry Jackson
	3/13/2006					2,667	$39,872
	3/13/2007					12,000	$179,400
	4/4/2002	15,000		$17.1200	4/3/2012
	3/12/2003	15,000		$12.6700	3/11/2013
	8/25/2004	10,000		$12.1400	8/24/2014
Clifton E. Sifford
	3/13/2006					2,667	$39,872
	3/13/2007					12,000	$179,400
	3/7/2000	10,000		$8.5625	3/6/2010
	4/4/2002	20,000		$17.1200	4/3/2012
	3/12/2003	20,000		$12.6700	3/11/2013

(1)	On March 13, 2006, 55,250 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 19,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2006 resulted in the vesting of one-third of the shares on March 31, 2007. This vesting included 2,500 of the 7,500 shares held by Mr. Lemond and 1,333 of the 4,000 shares held individually by Messrs. Baker, Jackson and Sifford that are included in this column. The remaining annual earnings per share targets were not achieved during fiscal 2007, therefore no shares vested on March 31, 2008. Any restricted shares that are unvested after six years will be forfeited and returned to us.

On March 13, 2007, 98,000 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 56,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. None of the annual earnings per share targets were achieved during fiscal 2007, therefore no shares vested on March 31, 2008. Any restricted shares that are unvested after six years will be forfeited and returned to us.

(2)	The value of the shares that have not vested was computed utilizing $14.95, the closing price of our common stock on Friday, February 1, 2008.

Option Exercises and Stock Vested in Fiscal 2007

     The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended February 2, 2008.

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
	on Exercise	Exercise	Vesting	Vesting (1)
Mark L. Lemond	-	$-	6,667	$221,944
J. Wayne Weaver	-	$-	-	$-
Timothy T. Baker	-	$-	3,333	$110,956
W. Kerry Jackson	-	$-	3,333	$110,956
Clifton E. Sifford	-	$-	3,333	$110,956

(1)     Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Equity Compensation Plan Information

     The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 1993 Stock Option Plan, 2000 Stock Option Plan, Outside Directors Stock Option Plan and the Employee Stock Purchase Plan. All information is as of February 2, 2008.

			Number of Securities
	Number of Securities		Remaining Available
	To be Issued Upon	Weighted Average	for Future Issuance
	Exercise of Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants and	Outstanding Options,	Reflected in the
Plan Category	Rights	Warrants and Rights	First Column)
Equity compensation plans approved by security
holders (1)	624,709	$12.38	511,677 (2)
Equity compensation plans not approved by
security holders (3)	13,000	$13.16	9,000

Total	637,709	$12.40	520,677

(1)	Includes the 1993 Stock Option Plan, 2000 Stock Option Plan and the Employee Stock Purchase Plan.

(2)	Includes 367,947 shares available for future issuance as stock options or restricted stock under the 2000 Stock Option Plan and 143,730 shares available for future issuance under the Employee Stock Purchase Plan. No additional grants will be made from the 1993 Stock Option Plan.

(3)	Represents our Outside Directors Stock Option Plan, which has been approved by our Board of Directors but was not required to be approved by our shareholders. The plan called for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of our common stock at the market value on the date of the grant. The options vest six months from the date of grant and expire ten years from the date of grant. No grants have been made since fiscal 2004 under this plan and it is currently the intention of the Board of Directors not to grant stock options under this plan in the future.

Nonqualified Deferred Compensation

     The following table sets forth for each Executive information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2007 along with the ending account balance at February 2, 2008.

	Executive	Registrant
	Contributions in	Contributions in Last	Aggregate Earnings in	Aggregate Withdrawals	Aggregate Balance at
	Last Fiscal Year (1)	Fiscal Year (2)	Last Fiscal Year (3)	and Distributions	Last Fiscal Year End
Mark L. Lemond	$50,000	$25,000	$4,661	$50,000	$569,284
J. Wayne Weaver	$-	$-	$-	$-	$-
Timothy T. Baker	$50,000	$16,989	$4,529	$-	$340,255
W. Kerry Jackson	$35,901	$17,950	$4,435	$-	$311,997
Clifton E. Sifford	$50,000	$16,989	$21,896	$-	$410,559

(1)	The amounts are included in the Salary column in the Summary Compensation Table for 2007.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table for 2007.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

     The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board of Directors approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 8 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

     In fiscal 2000, we established a nonqualified deferred compensation plan for certain key employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

     Features of the plan include:

  Participants elect on a calendar year basis to defer, on a pre-tax basis, portions of their current base salary and bonus until retirement, or earlier if so elected, up to a maximum of $50,000 per calendar year.

  The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the mirrored rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

  While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

  Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected pay-out schedule.

  Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount for the specific year, reduced by any investment loss.

  The plan is currently unfunded.

Termination and Change-in-Control Arrangements

Mark L. Lemond

     On December 31, 2006, we entered into a new Employment and Noncompetition Agreement (the "Agreement") with Mr. Lemond. The term of the Agreement is through January 31, 2010. The term of the Agreement will be automatically extended one year on each February 1st beginning February 1, 2008, unless either party gives written notification not more than 90 and not less than 30 days prior to February 1, in which case the Agreement will terminate three years after such February 1st (such term, including any extension is referred to as the "Term"). No such notification was given by either party prior to February 1, 2008.

     The Agreement provides for an annual base salary equivalent to Mr. Lemond’s salary for fiscal 2007, subject to increase by the Compensation Committee. Mr. Lemond is entitled to participate in our 2006 Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Mr. Lemond is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, employment will terminate upon Mr. Lemond's death and, may be terminated by us upon Mr. Lemond's disability, or by us for cause or without cause. Mr. Lemond may terminate employment with good reason, without good reason or for voluntary retirement. Under the Agreement, "cause" is defined as any one or more of the following actions by Mr. Lemond:

  conviction for a felony or other crime involving moral turpitude;

  willfully engaging in illegal conduct or gross misconduct which is injurious to us;

  willfully engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us;

  willful failure or refusal to follow the lawful and reasonable instructions of our Chairman of the Board or the Board of Directors;

  willful material breach of any of his obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which substantially interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  willfully engaging in any conduct, which as a result of such conduct, our integrity or reputation is substantially compromised.

In addition, "good reason" is defined as (i) the assignment to Mr. Lemond of any duties inconsistent in any material respect with his position, authority, duties or responsibilities or any other action by us which results in a significant diminution in such position, authority, duties or responsibilities; (ii) any reduction in his base salary; (iii) any requirement that he relocate outside of the metropolitan area of his current residence or any relocation of our principal executive office outside of Evansville, Indiana; (iv) any failure by us to have any successor assume the Agreement; (v) any breach by us of any other material provision of the Agreement; or (vi) notice from us that the Term will not be automatically extended, but only if Mr. Lemond terminates his employment within six months after the date of such notice.

     The total benefits payable to Mr. Lemond under the new Agreement are less than those previously provided by his July 1, 2002 agreement.

     The following table sets forth the estimated payout Mr. Lemond would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 2, 2008, the last day of our most recently completed fiscal year.

	Death,	Without Cause or	For Cause or by
	Retirement or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control (1)
Bonus for year of separation (2)	$422,100	$422,100	$-	$422,100
Cash severance (3)	-	3,376,800	-	3,376,800
Medical and dental benefits (4)	-	75,000	-	75,000
Restricted stock, accelerated vesting (5)	-	-	-	373,800
Gross up on excise tax (6)	-	-	-	984,500
Excise tax (6)	-	-	-	646,800
Total	$422,100	$3,873,900	$-	$5,879,000

(1)	The Agreement does not contain a specific change-in-control provision for Mr. Lemond. However, the Agreement does contain an assignment clause which requires any successor company to assume and agree to perform the Agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond’s termination from the Company. This example assumes both a change-in-control of the Company and termination of Mr. Lemond without cause or by him for good reason as of February 2, 2008.

(2)	The bonus for year of separation is computed as a prorated amount of the Target Bonus (the target bonus payable under the 2006 Executive Incentive Compensation Plan or any successor plan) to be paid in a lump sum within 15 days of termination. In this table, the amount represents 100% of his Target Bonus for fiscal 2007.

(3)	The cash severance would be paid in a lump sum within 15 days of termination in an amount equal to three times the sum of his current base salary plus Target Bonus for the fiscal year in which the termination occurs. In this example, Mr. Lemond’s Target Bonus for fiscal 2007 was utilized.

(4)	Upon a termination without cause or by employee for good reason, Mr. Lemond would qualify for medical and dental benefits for the remainder of the Term or until Mr. Lemond is re-employed and is covered under that employer’s medical benefit plan. The table assumes three years of estimated benefits.

(5)	The 2000 Stock Option Plan under which our restricted shares were issued includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock. In this example, the value was calculated by multiplying $14.95, the closing price of our common stock on February 1, 2008, by the number of unvested shares of restricted stock held by Mr. Lemond on February 2, 2008.

(6)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Code, Mr. Lemond would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under the "Change-in-Control" triggering event, Mr. Lemond would have qualified to receive additional compensation from us to cover excise taxes at February 2, 2008. The taxes have been computed in accordance with Section 280G of the Code.

     Other factors material to the Agreement include the following:

  The benefits granted to Mr. Lemond under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, Mr. Lemond’s agreement not to contribute his knowledge and abilities to any business or entity in competition with us for a period of two years following the termination of his employment.

  Notwithstanding any other provision of the Agreement, upon termination of Mr. Lemond’s employment for any reason, he shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of our compensation, bonus and benefit plans in which he is a participant, all in accordance with the terms of such plans. These plans include, without limitation, our 401(k) plan, deferred compensation plan and bonus plans which are earned in a fiscal year, but paid in the following year.

  In the event we terminate Mr. Lemond without cause or he terminates with good reason, stock options issued to Mr. Lemond prior to December 31, 2006 could be exercised within 90 days of termination. Any stock options issued after December 31, 2006 would immediately vest and will be exercisable during the remainder of the Term. Stock options held by Mr. Lemond at February 2, 2008 are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table on page 18.

Timothy Baker, Kerry Jackson and Clifton Sifford

     On December 31, 2006, we entered into Employment and Noncompetition Agreements (the "Agreements") with Timothy Baker, Kerry Jackson and Clifton Sifford. The terms of the Agreements are through January 31, 2009, for Mr. Baker and Mr. Jackson and February 1, 2009, for Mr. Sifford (such terms, including any extension are referred to as the "Terms"). The Agreements are subject to early termination as provided in the Agreements. The Agreements automatically extend for successive one-year periods unless either party gives notification of non-renewal at least 60 days prior to the end of the then current Term. For Mr. Baker and Mr. Sifford, this form of Agreement replaces their August 1, 2001 agreements. Mr. Jackson did not have a previous employment and noncompetition agreement. The new Agreements standardize the benefits payable to such Executives and better reflect current competitive conditions.

     The Agreements provide for an annual base salary equivalent to each such Executive’s salary for fiscal 2007, subject to increase by the Compensation Committee. Messrs. Baker, Jackson and Sifford are each entitled to participate in our 2006 Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death and, may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

     Under the Agreements, "cause" is defined as any one or more of the following actions by the respective Executive:

  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom the Executive reports;

  material breach of any of his obligations under the Agreements;

  material breach of our policies;

  use of alcohol or drugs which substantially interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  engaging in any conduct tending to bring us into public disgrace or disrepute.

     In addition, "good reason" is defined as a reduction in the Executive's position, responsibilities or base salary.

     The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 2, 2008, the last day our most recently completed fiscal year.

Timothy Baker
		Without Cause or	For Cause or by
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$191,300	$-	$-
Cash severance (2)	-	637,500	-	1,232,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	22,900	-	22,900
Restricted stock, accelerated vesting (5)	-	-	-	219,300
Total	$-	$851,700	$-	$1,477,200

Kerry Jackson
		Without Cause or	For Cause or by
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$168,800	$-	$-
Cash severance (2)	-	562,500	-	1,087,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	22,900	-	22,900
Restricted stock, accelerated vesting (5)	-	-	-	219,300
Gross up on excise tax (6)	-	-	-	292,700
Excise tax (6)	-	-	-	192,300
Total	$-	$754,200	$-	$1,817,200

Clifton Sifford
		Without Cause or	For Cause or by
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$191,300	$-	$-
Cash severance (2)	-	637,500	-	1,232,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	22,900	-	22,900
Restricted stock, accelerated vesting (5)	-	-	-	219,300
Total	$-	$851,700	$-	$1,477,200

(1)	The bonus for year of separation is computed as a prorated amount of the Target Bonus (the target bonus payable under the 2006 Executive Incentive Compensation Plan or any successor plan) to be paid in a lump sum within 30 days of termination. In these examples, the amount represents 100% of each Executive’s Target Bonus for fiscal 2007.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. Upon a change-in-control, a lump sum cash severance would be paid within 30 days of termination in an amount equal to 200% of each Executive’s current base salary plus Target Bonus for the fiscal year in which the termination occurs. In these examples, each Executive’s Target Bonus for fiscal 2007 was utilized.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a change-in-control.

(4)	Upon a termination without cause, by employee for good reason or a change-in-control, each Executive would qualify for reimbursement of COBRA payments for up to 18 months from the date of termination or until the Executive is re-employed and is covered under that employer’s medical benefit plan. The tables assume 18 months of benefits.

(5)	The 2000 Stock Option Plan, under which our restricted shares were issued, includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock. In this example, the value was calculated by multiplying $14.95, the closing price of our common stock on February 1, 2008, by the number of unvested shares of restricted stock held by each Executive on February 2, 2008.

(6)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Code, each Executive would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under a change-in-control Mr. Jackson would have qualified to receive additional compensation from us to cover excise taxes at February 2, 2008. The taxes have been computed in accordance with Section 280G of the Code.

     Other factors material to the Agreements are as follows:

  The benefits granted to each Executive under the Agreements are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment.

  Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of our compensation, bonus and benefit plans in which the Executive is a participant, all in accordance with the terms of such plans.

  In the event we terminate any of the three Executives without cause or they terminate with good reason, any stock options issued after December 31, 2006 that would have vested within 12 months of termination would immediately vest. Under the same conditions but within two years of a change-incontrol, all stock options issued to each Executive prior to December 31, 2006 would be exercisable within 90 days of termination.

J. Wayne Weaver

     On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Compensation of Non-Employee Directors

     The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended February 2, 2008. The compensation paid during the fiscal year ended February 2, 2008 to J. Wayne Weaver and Mark L. Lemond is included in the Summary Compensation Table on page 15.

	Fees Earned or
Name (1)	Paid in Cash	Stock Awards (2)	Total
William E. Bindley	$28,250	$14,413	$42,663
Kent A. Kleeberger	$32,000	$14,413	$46,413
Gerald W. Schoor	$31,000	$14,413	$45,413

(1)	Information on our non-employee directors can be found in "Proposal No. 1 Election of Directors - Nominees and Director Information" on page 4 as well as in "Information Regarding the Board of Directors and Committees" on page 5.

(2)	The amounts reported above were computed under the requirements of SFAS No. 123R as adopted by us on January 29, 2006 and represent the amount of equity compensation expense recorded during fiscal 2007 for the shares held by each director. The above amounts include compensation expense for stock awards granted in the previous fiscal year.

Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 2 and Note 9 of the Notes to the Consolidated Financial Statements contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2008.

     The annual retainer for each non-employee director is $20,000. In addition to the annual retainer, the Chairman of the Audit Committee receives additional annual compensation of $5,000, while the Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Lead Director each receive additional annual compensation of $2,000. Other fees payable include a fee of $1,000 for each meeting of the Board with accompanying Committee meetings attended and a fee of $1,000 for each Committee meeting in which the full Board does not meet or $750 if attendance is by conference call. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is our officer or employee receives compensation for services rendered as a director.

     During 2007, the Board of Directors met four times, one of which was held in Jacksonville, Florida, and spouses of our directors and executive officers were invited at our expense. This offsite meeting and related social gatherings provided directors with an opportunity to learn more about their fellow directors and our executive officers. The incremental cost to us for the travel and other expenses in fiscal 2007 related to spouses of outside directors was less than $1,000.

     On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan. The plan reserves for issuance 25,000 shares of our common stock (subject to adjustment for stock splits, stock dividends and certain other changes to the common stock). No grants have been made under this plan since fiscal 2004 and it is currently the intention of the Board not to grant stock options under this plan in the future. As of February 2, 2008, each non-employee director held shares issuable upon the exercise of presently exercisable options granted under the Outside Directors Stock Option Plan. Both Mr. Bindley and Mr. Schoor held 6,000 options each and Mr. Kleeberger held 1,000 options under this plan.

     The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Option Plan to allow non-employee directors to participate. No grants have been awarded to any non-employee director since each non-employee director was awarded 500 shares of restricted stock under the 2000 Stock Option Plan on January 2, 2007, with a grant date fair value of $15,800 based on the closing market price of our common stock on that day. The restrictions on these shares lapsed on January 2, 2008. No shares of restricted stock were held by any of the non-employee directors at February 2, 2008.

PROPOSAL NO. 2
RATIFICATION OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008 is recommended by the Audit Committee and will be submitted to a vote at the meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm will be made by the Audit Committee. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche
LLP as our independent registered public accounting firm for fiscal 2008.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees And Services

     The following represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for fiscal 2007 and 2006 and fees billed for other services rendered by Deloitte & Touche LLP.

	Fiscal Year
Fee Category	2007	2006
Audit fees (1)	$435,200	$438,000
Audit-related fees (2)	$20,047	$16,000
Tax fees	$-	$-
All other fees (3)	$-	$4,000

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q; and fees for professional services rendered for the audits of (a) in fiscal 2006 management’s assessment of the effectiveness of internal control over financial reporting and (b) in fiscal 2006 and fiscal 2007, the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

(3)	All other fees represent expenses related to consultation provided by Deloitte & Touche LLP on various items.

Audit Committee Pre-Approval Policy

     The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

     For fiscal 2007, pre-approved non-audit services included those services described above under "Audit-related fees". The aggregate amount of all such non-audit services constituted approximately 4.5% of the total amount of fees paid by us to Deloitte & Touche LLP.

Report of the Audit Committee

     Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

     In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte & Touche LLP the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, "Communication with Audit Committees". Deloitte & Touche LLP also provided the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee has discussed with Deloitte & Touche LLP any relationships or services that might impact their objectivity and independence.

     Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, as filed with the Securities and Exchange Commission.

     Audit Committee
          Kent A. Kleeberger (Chair)
          William E. Bindley
          Gerald W. Schoor

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

     Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s Department Vice President (in the case of other employees).

     Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

     Each of the related person transactions that occurred during fiscal 2007, as described below, were reviewed and approved by the Audit Committee in accordance with these policies.

Current Transactions

     Mr. J. Wayne Weaver, along with Bradley W. Weaver, his son, and collectively the owners of approximately 28.4% of the outstanding shares of our common stock, are members of LC Footwear, LLC with Mr. J. Wayne Weaver serving as the managing member. Both gentlemen were shareholders of PL Footwear, Inc., which during December 2007 became a wholly owned subsidiary of LC Footwear, LLC.

     We have historically made purchases of women's footwear from LC Footwear, LLC in the ordinary course of business. During fiscal 2007, $56,000 in purchases were made. Our management believes that purchases from LC Footwear, LLC historically have been and will continue to be on terms that are not less favorable to us than could be obtained from unrelated third parties for comparable merchandise.

     PL Footwear, Inc., along with others, serve as import agents for us. Import agents represent us on a commission basis in dealings with shoe factories primarily in mainland China where most of our private label shoes are manufactured. As agents for us, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to us and advise us of market conditions and availability of merchandise. They also help select materials, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of our private label merchandise. We paid PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $892,000 in fiscal 2007. Our management believes that the arrangements with PL Footwear, Inc. were on terms that were no less favorable to us than could be obtained from unrelated parties.

PROPOSAL NO. 3
APPROVAL OF THE PROPOSED AMENDMENT TO THE
SHOE CARNIVAL, INC. 2000 STOCK OPTION AND INCENTIVE PLAN

     On May 1, 2000, our Board of Directors adopted the 2000 Stock Option and Incentive Plan (the "2000 Stock Option Plan") and our Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. On March 10, 2004, the Board of Directors adopted, and on June 11, 2004, the shareholders approved, an amendment to the 2000 Stock Option Plan that increased the number of shares of our common stock subject to issuance under the 2000 Stock Option Plan from 1,000,000 to 1,500,000.

     On March 25, 2005, the Board of Directors adopted, and on June 14, 2005, the shareholders approved, an amendment to the 2000 Stock Option Plan that (1) included our directors as individuals eligible to receive awards under the 2000 Stock Option Plan; (2) provided that the exercise price of all options granted under the 2000 Stock Option Plan may not be less than the fair market value of our common stock on the date that the option is granted; and (3) deleted the provision permitting loans to participants in the 2000 Stock Option Plan.

     On March 18, 2008, the Board of Directors adopted an amendment to the 2000 Stock Option Plan and directed that the amendment be submitted to our shareholders for consideration and approval at the 2008 annual meeting. The amendment would (1) increase the number of shares of our common stock subject to issuance under the 2000 Stock Option Plan from 1,500,000 to 2,000,000, and (2) extend the term of the 2000 Stock Option Plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders.

     The following is a summary of the principal features of the 2000 Stock Option Plan and is qualified in its entirety by reference to the complete text of the 2000 Stock Option Plan, as proposed to be amended, as set forth as Appendix A to this proxy statement. Shareholders are urged to read the actual text of the 2000 Stock Option Plan as proposed to be amended. Capitalized terms used but not defined herein have the meanings assigned to them in the 2000 Stock Option Plan.

Purpose

     The purpose of the 2000 Stock Option Plan is to promote the long-term interests of both the Company and shareholders by providing a means for attracting and retaining officers, key employees and directors. We believe that employees and directors who own shares of our common stock will have a closer identification with the Company and greater motivation to work for our success by reason of their ability as shareholders to participate in our growth and earnings.

Eligible Persons

     Currently, recipients of awards under the 2000 Stock Option Plan must be, or have been at the time of grant, officers, key employees (as determined by the Compensation Committee) or non-employee directors. We presently have approximately 400 officers, employees who fall within the category of key employees and non-employee directors who have or may be considered for awards under the 2000 Stock Option Plan.

Shares Subject to the 2000 Stock Option Plan

     The 2000 Stock Option Plan permits the granting of awards of stock options and restricted stock. The total number of shares with respect to which awards may be made under the 2000 Stock Option Plan is 1,500,000. Under the proposed amendment, 2,000,000 shares would be available for issuance under the 2000 Stock Option Plan. The number of shares subject to the 2000 Stock Option Plan is subject to antidilution adjustments.

     The number of shares covered by an award under the 2000 Stock Option Plan reduces the number of shares available for future awards under the 2000 Stock Option Plan; however, any shares of restricted stock that ultimately are forfeited to the Company by the grantee will become available for further awards under the 2000 Stock Option Plan. Similarly, if any stock option granted under the 2000 Stock Option Plan expires, terminates, or is surrendered or cancelled without having been exercised in full, the number of shares then subject thereto is added back to the number of remaining available shares under the 2000 Stock Option Plan.

     The total number of shares that may be granted to any individual during any calendar year under all forms of awards may not exceed 300,000 shares.

     As of March 18, 2008, options to purchase 323,918 shares were outstanding and 250,154 shares of restricted stock were outstanding under the 2000 Stock Option Plan.

     The closing sale price of our common stock on March 18, 2008, as quoted on The NASDAQ Stock Market LLC and reported in The Wall Street Journal, was $12.50 per share.

Administration of the Plan

     The 2000 Stock Option Plan is administered by the Compensation Committee (the "Committee"). Subject to the terms of the 2000 Stock Option Plan, the Committee has the sole authority and discretion to determine those officers, key employees and non-employee directors who are to be granted awards under the 2000 Stock Option Plan and the nature and terms of the awards to be granted, including the number of shares covered by such awards.

Grant of Stock Options

     With respect to the grant of stock options under the 2000 Stock Option Plan that are intended to qualify as "incentive stock options" under Section 422 of the Code, the exercise price will be at least 100% (or 110% in the case of any holder of more than 10% of our voting power) of the fair market value of our common stock on the date of the grant of the stock option. The aggregate fair market value (determined on the date of grant) of the shares of stock subject to incentive stock options that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000. The exercise price of options that do not qualify as incentive stock options ("nonqualified stock options") may not be less than 100% of the fair market value of our common stock on the date of the grant of the stock option.

     The exercise price of, and the number of shares subject to, an option will be adjusted by the Committee in the event of stock splits, stock dividends, recapitalizations and certain other events involving a change in our capital.

     During the time that the 2000 Stock Option Plan has been in effect, the Executives have received options to purchase the indicated numbers of shares of common stock under the 2000 Stock Option Plan as follows: Mr. Lemond -- 105,000 shares; Mr. Weaver -- 0 shares; Mr. Baker -- 45,000 shares; Mr. Sifford -- 45,000 shares; and Mr. Jackson -- 35,000 shares. All current executive officers as a group have been granted options under the 2000 Stock Option Plan to purchase 230,000 shares of common stock. Additionally, options totaling 831,667 shares have been received by all our employees as a group, other than executive officers, pursuant to the 2000 Stock Option Plan. The preceding numbers represent option grants pursuant to the 2000 Stock Option Plan up to March 18, 2008, excluding any options which have been canceled or forfeited. None of our current non-employee directors have been granted any options to purchase shares of common stock under the 2000 Stock Option Plan, but such directors are eligible for such grants.

Exercise of Stock Options

     No incentive stock option granted under the 2000 Stock Option Plan may be exercised more than ten years (or, in the case of any holder of more than 10% of our voting power, five years) or such shorter period as the Committee may determine from the date it is granted. Nonqualified stock options may be exercised during such period as the Committee determines at the time of grant.

     If a grantee's employment with us or one of our subsidiaries is terminated for cause or voluntarily by the grantee for any reason other than death, disability or retirement, such grantee's options expire at the date of termination, and the grantee must (unless waived by the Committee) repay to us the amount of any gain realized by the grantee upon any exercise within the 90-day period prior to the date of termination of any options granted to the grantee under the 2000 Stock Option Plan.

     Stock options granted under the 2000 Stock Option Plan will become exercisable in one or more installments in the manner and at the time or times specified by the Committee at the time of grant.

Restricted Stock

     Awards under the 2000 Stock Option Plan may be made in the form of restricted stock, in which case the participant would be granted shares of our common stock, which shares would be subject to such forfeiture provisions and transfer restrictions as the Committee determined at the time of grant. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing restricted stock would be held by us, but the grantee generally would have all of the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.

     While restricted stock would be subject to forfeiture provisions and transfer restrictions for a period or periods of time, the 2000 Stock Option Plan does not set forth any minimum or maximum duration for such provisions and restrictions. It is expected that the terms of restricted stock awards ordinarily will provide that the restricted stock will be forfeited to the Company if the grantee ceases to be employed by us prior to the lapse of the forfeiture provisions and transfer restrictions, subject to exceptions for death, disability or retirement while employed. The Committee has the discretion to determine whether an award of restricted stock will vest upon the lapse of certain time period(s) or upon the achievement of specified performance targets during a performance period. Performance targets may be based on one or more of the following business criteria: annual return to shareholders; total net sales; net earnings; net earnings before nonrecurring expenses; return on equity; return on assets; diluted earnings per share; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and EBITDA before nonrecurring expenses. In the case of grants of restricted stock that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, no shares of restricted stock will become vested, except in limited circumstances, unless the performance targets shall have been satisfied and the Committee has certified, by resolution or other appropriate action in writing, that the performance targets previously established by the Committee have been satisfied.

     During the time that the 2000 Stock Option Plan has been in effect, the Executives have received the indicated numbers of shares of restricted stock under the 2000 Stock Option Plan as follows: Mr. Lemond – 56,000 shares; Mr. Weaver -- 0 shares; Mr. Baker – 30,000 shares; Mr. Sifford – 34,000 shares; and Mr. Jackson – 34,000 shares. All current executive officers as a group have been granted 154,000 shares of restricted stock under the 2000 Stock Option Plan. A total of 196,550 shares of restricted stock have been received by all other employees. Our non-employee directors have received 3,000 shares. The preceding numbers represent restricted stock grants pursuant to the 2000 Stock Option Plan up to March 18, 2008. All of such grants have occurred since the beginning of fiscal 2005.

Payment for Shares

     The Committee may permit payment of the exercise price of stock options to be made in cash, by the surrender of common stock valued at its then fair market value, through a cashless exercise, or by such other means (including a combination of stock and cash) as it deems appropriate.

Miscellaneous Provisions

     The Committee may accelerate the period of exercise or vesting of any award made under the 2000 Stock Option Plan, either absolutely or contingently, for such reasons as the Committee may deem appropriate, except to the extent inconsistent with qualification under Section 162(m) of the Code, when such qualification is intended.

     In general, if the employment of a recipient of restricted stock is involuntarily terminated within 18 months following a change in control of the Company, the forfeiture provisions and transfer restrictions applicable to such stock lapse. In addition, in the event of a tender offer or exchange offer for our common stock or upon the occurrence of certain other events, all options granted under the 2000 Stock Option Plan shall become exercisable in full, unless otherwise provided by the Committee.

Amendment and Termination of the Plan

     Our Board of Directors may at any time terminate or amend the 2000 Stock Option Plan. No amendments to the 2000 Stock Option Plan will require shareholder approval unless such approval is required to comply with Section 422 of the Code, the requirements of NASDAQ or any other applicable law or regulation. Unless previously terminated by the Board of Directors, no further awards may be made under the 2000 Stock Option Plan after the later of ten years from the date of its adoption by our shareholders or the approval of any amendment of the plan by our shareholders.

Federal Income Tax Consequences

     The following is a brief summary of the principal federal income tax consequences of awards under the 2000 Stock Option Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

     Limitation on Amount of Deduction. We generally will be entitled to a tax deduction for awards under the 2000 Stock Option Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to our principal executive officer and each of our other three most highly compensated executive officers (other than our principal executive officer or our principal financial officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as "performance-based compensation" under Section 162(m). The 2000 Stock Option Plan has been designed to permit the Committee to grant awards, which qualify for deductibility under Section 162(m).

     Taxation of Ordinary Income and Capital Gains. Subject to certain exceptions, the maximum federal rate of tax on "net capital gains" from the sale or exchange of capital assets is 15%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long-term" if the capital asset was held for more than one year and "short-term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 35%. The classification of income as ordinary compensation income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

     Nonqualified Stock Options. An employee who is granted a nonqualified option does not recognize taxable income upon the grant of the option, and we are not entitled to a tax deduction. The employee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the employee subject to applicable reporting and withholding requirements. We are generally entitled to a tax deduction in an amount equal to the amount taxable to the employee as compensation in the year the income is taxable to the employee. Any appreciation in value after the time of exercise will be taxable to the employee as capital gain and we will not be entitled to a deduction.

     The employee will also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the employee's basis in the shares, the employee will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the employee's basis in the shares, the employee will recognize long-term or short-term capital loss depending on how long the shares were held. The employee's basis in the option shares will equal the amount of ordinary income recognized by the employee upon exercise of the option, plus any cash paid to exercise the option.

     Incentive Stock Options. An employee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and we are not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the employee in the year of exercise. We will not be entitled to a deduction with respect to any item of tax preference.

     An employee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition", a disposition that occurs within two years from the date the option was granted or within one year from the date of exercise, the employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the employee as a long-term or short-term capital gain, depending on how long the option shares were held. We are generally entitled to a deduction in computing our federal income taxes for the year of disposition in an amount equal to any amount taxable to the employee as ordinary income.

     Restricted Stock. An employee who receives an award of restricted stock generally will not recognize taxable income at the time of the award, nor will we be entitled to a tax deduction at that time, unless the employee makes an election under Section 83(b) of the Code to recognize the income upon the receipt of the restricted stock. If the election is not made, the employee will recognize ordinary income when the restricted stock becomes vested (i.e., when the restrictions lapse through attainment of specified performance goals or otherwise) in an amount equal to the fair market value of the shares at that time less any amount paid by the employee. We may claim a deduction when the employee recognizes income, in an amount equal to the income recognized by the employee. Dividends paid to the employee with respect to restricted stock prior to vesting constitute compensation taxable to the employee and a tax deduction to us. Upon disposition of the shares, any amount received in excess of the fair market value of the shares on the date such restrictions lapsed would be treated as long-term or short-term capital gain, depending upon the employee's holding period following such lapse.

     Pursuant to the provisions of Section 83(b) of the Code, an employee who receives restricted stock may elect to be taxed at the time of the award. If the employee so elects, the full value of the shares (without regard to restrictions) at the time of the grant, less any amount paid by the employee, will be taxed to the employee as taxable compensation and will be deductible by us. Dividends paid with respect to the shares during the period of restriction will be taxable as dividends to the employee and not deductible by us. If, after making an election pursuant to Section 83(b), any shares are subsequently forfeited, the employee will be entitled to an ordinary deduction equal to the amount, if any, that was paid for the restricted stock, less the amount, if any, that the employee receives as a result of the forfeiture. The amount of the income recognized by the employee as a result of the Section 83(b) election will not be deductible if the restricted stock is forfeited. We may be required to recognize income up to the amount of the deduction we received as a result of the employee's Section 83(b) election, less the amount, if any, that the employee receives as a result of the forfeiture.

The Board of Directors recommends a vote FOR adoption of the proposed amendment to the 2000
Stock Option Plan.

PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 18, 2008, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive who is not a director, and by all directors and current Executives as a group. For information with respect to beneficial ownership of our common stock by our directors and our Chief Executive Officer, see "Proposal No. 1 Election of Directors - Nominees and Director Information". Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number of Shares		Percent of
Name	Beneficially Owned (1)		Class

J. Wayne Weaver and Delores B. Weaver(2)	3,333,230	(3)	26.4%

Mark L. Lemond (4)	675,767	(5)	5.2%

Timothy T. Baker	102,418	(6)	*

W. Kerry Jackson	86,789	(7)	*

Clifton E. Sifford	85,042	(8)	*

All current executive officers and directors as a group (8 persons)	4,304,246	(9)	33.0%

FMR, LLC
82 Devonshire Street
Boston, MA 02109**	1,900,244	(10)	15.0%

AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104**	1,019,115	(11)	8.0%

Entrust Capital Inc.
717 Fifth Avenue
New York, NY 10022**	739,419	(12)	5.8%

Barclays Global Investors, NA
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105**	667,180	(13)	5.3%

*	Less than 1%
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.
(1)	Includes shares subject to options that are presently exercisable (i.e., within 60 days after March 18, 2008).
(2)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715.
(3)	Mr. and Mrs. Weaver each individually own 1,666,615 shares.
(4)	Mr. Lemond's address is 7500 East Columbia Street, Evansville, Indiana 47715.
(5)	Includes 275,000 shares issuable upon the exercise of presently exercisable options, 41,000 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 11,500 shares directly owned by Mr. Lemond's spouse.
(6)	Includes 66,712 shares issuable upon the exercise of presently exercisable options and 22,667 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(7)	Includes 40,000 shares issuable upon the exercise of presently exercisable options and 26,667 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.
(8)	Includes 50,000 shares issuable upon the exercise of presently exercisable options and 26,667 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.
(9)	Includes 444,712 shares issuable upon the exercise of presently exercisable options and 117,001 shares of restricted stock as to which the individuals have voting but not dispositive power.
(10)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following subsidiaries, individuals and other entities: Fidelity Management & Research Company (investment advisor), Edward C. Johnson III (Chairman of the Board and significant shareholder of FMR Corp.), Fidelity Small Cap Stock Fund (investment company), Pyramis Global Advisors Trust Company (bank) and Fidelity International Limited (provider of investment advisory and management services).
(11)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following affiliates: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, AXA Rosenberg Investment Management LLC and AllianceBernstein L.P. AXA Financial, Inc. has sole voting power with respect to 971,990 shares, shared voting power with respect to 14,175 shares and sole dispositive power with respect to 1,018,715 shares
(12)	EnTrust Capital Inc., EnTrust Partners LLC and EnTrust Partners Offshore LLC, each registered investment advisers, and Gregg Hymowitz, Mark Fife and Michael Horowitz, each control persons of the investment advisers, are the beneficial owners and share jointly the power to vote and dispose or direct the disposition of 739,419 shares of our common stock.
(13)	Each of Barclays Global Investors, NA and Barclays Global Fund Advisors are investment advisors that manage various accounts which have the right to receive or the power to direct the receipt of dividends from and the proceeds from the sale of the shares of our common stock. The Barclays entities collectively have the sole power to vote 638,752 shares of our common stock and sole power to dispose or direct the disposition of 667,180 shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

     The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2009 annual meeting of common shareholders is January 5, 2009.

     In order to be considered at the 2009 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

     Our Board of Directors has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board of Directors, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORTS

     Our Annual Report to Shareholders for fiscal 2007 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2007 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715.

APPENDIX A

SHOE CARNIVAL, INC.
2000 STOCK OPTION AND INCENTIVE PLAN
(AS PROPOSED TO BE AMENDED)

     1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining Directors and officers and key employees of the Company and its Affiliates.

     2. Definitions. The following definitions are applicable to the Plan:

     "Affiliate" -- means any "parent corporation" or "subsidiary corporation" of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code.

     "Annual Return To Shareholders" -- means the Company's return to shareholders as represented by share price appreciation plus dividends paid on one share of stock during any Year during a Restricted Period.

     "Award" -- means the grant by the Committee of an Incentive Stock Option, a Non-Qualified Stock Option, or Restricted Stock, or any combination thereof, as provided in the Plan.

     "Board" -- means the Board of Directors of the Company.

     "Business Criteria" -- means any one or any combination of Annual Return to Shareholders, Total Net Sales, Net Earnings, Net Earnings before Nonrecurring Items, Return on Equity, Return on Assets, EPS, EBITDA or EBITDA before Nonrecurring Items, in each case during any Year during a Restricted Period.

     "Change in Control" -- means each of the events specified in the following clauses (i) through (iii): (i) any third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act shall, after the date of the adoption of the Plan by the Board, first become the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board of Directors of the Company may be cast, (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company shall cease to constitute a majority of the Board of Directors of the Company or (iii) the stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all the assets of the Company; provided, however, that the occurrence of any of such events shall not be deemed a Change in Control if, prior to such occurrence, a resolution specifically providing that such occurrence shall not constitute a Change in Control under the Plan shall have been adopted by at least a majority of the Board of Directors of the Company.

     "Code" -- means the Internal Revenue Code of 1986, as amended.

     "Committee" -- means the Committee referred to in Section 3 hereof.

     "Company" -- means Shoe Carnival, Inc., an Indiana corporation.

     "Continuous Service" -- means the absence of any interruption or termination of service as a Director or an employee of the Company or an Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of any transfer between the Company and an Affiliate or any successor to the Company.

     "Director" -- means any person who serves as a member of the Board.

     "EBITDA" for any Year means -- the consolidated earnings before interest, taxes, depreciation and amortization of the Company as reflected in the Company's audited consolidated financial statements for the Year.

     "EBITDA before Nonrecurring Items" means -- for any Year EBITDA of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company's audited consolidated financial statements for the Year.

     "Employee" -- means any person, including an officer or Director, who is employed by the Company or any Affiliate.

     "EPS" for any Year means -- diluted earnings per share of the Company, as reported in the Company's audited consolidated financial statements for the Year.

     "Exchange Act" -- means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" -- means the price per Share at which the Shares subject to an Option may be purchased upon exercise of such Option.

     "Incentive Stock Option" -- means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan which is intended to qualify under Section 422 of the Code.

     "Market Value" -- means the last reported sale price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of one Share on the principal exchange on which the Shares are listed for trading, or if the Shares are not listed for trading on any exchange, on the NASDAQ National Market System or any similar system then in use, or, if the Shares are not listed on the NASDAQ National Market System, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by NASDAQ or any similar system then in use, or, if no such quotations are available, the fair market value on such date of one Share as the Committee shall determine.

     "Net Earnings" for any Year means -- the consolidated net earnings of the Company, as reported in the Company's audited consolidated financial statements for the Year.

     "Net Earnings before Nonrecurring Items" means -- for any Year the Net Earnings of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company's audited consolidated financial statements for the Year.

     "Non-Qualified Stock Option" -- means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan, which option is not intended to qualify under Section 422 of the Code.

     "Option" -- means an Incentive Stock Option or a Non-Qualified Stock Option.

     "Participant" -- means any Director or any officer or key employee of the Company or any Affiliate who is selected by the Committee to receive an Award.

     "Performance Target(s)" -- means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set forth in writing by the Committee for each Employee for the Restricted Period in respect of any one or more of the Business Criteria.

     "Plan" -- means this 2000 Stock Option and Incentive Plan of the Company.

     "Reorganization" -- means the liquidation or dissolution of the Company or any merger, consolidation or combination of the Company (other than a merger, consolidation or combination in which the Company is the continuing entity and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property or any combination thereof).

     "Restricted Period" -- means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 9 hereof with respect to Restricted Stock awarded under the Plan.

     "Restricted Stock" -- means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 9 hereof, so long as such restrictions are in effect.

     "Return on Assets" for any Year means -- Net Earnings (as reported in the Company's audited consolidated financial statements for the Year) divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year.

     "Return on Equity" for any Year means -- the Net Earnings (as reported in the Company's audited consolidated financial statements for the Year) divided by the shareholders equity of the Company at the beginning of each Year.

     "Securities Act" -- means the Securities Act of 1933, as amended.

     "Shares" -- means the Common Stock, $.01 par value, of the Company.

     "Total Net Sales" for any Year -- means the Company's total net sales as reported in the Company's consolidated audited financial statements for the Year.

     "Year" -- means any one or more fiscal years of the Company commencing on or after January 30, 2000 that represent(s) the applicable Restricted Period.

     3. Administration. The Plan shall be administered by the Committee, which shall consist of two or more members of the Board, each of whom shall be a "non-employee director" as provided under Rule 16b-3 of the Exchange Act, and an "outside director" as provided under Code Section 162(m). The members of the Committee shall be appointed by the Board. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (a) select Participants and grant Awards; (b) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (c) determine the terms and conditions upon which Awards shall be granted under the Plan; (d) prescribe the form and terms of instruments evidencing such grants; (e) establish procedures and regulations for the administration of the Plan; (f) interpret the Plan; and (g) make all determinations deemed necessary or advisable for the administration of the Plan.

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

     4. Participants. The Committee may select from time to time Participants in the Plan from those Directors and officers and key employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates.

     5. Shares Subject to Plan. Subject to adjustment by the operation of Section 10 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 2,000,000 Shares. The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under all forms of Awards shall not exceed 300,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. With respect to any Option which terminates or is surrendered for cancellation or with respect to Restricted Stock which is forfeited, new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

     6. General Terms and Conditions of Options. The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and to provide the terms and conditions (which need not be identical among Participants) thereof. In particular, the Committee shall prescribe the following terms and conditions: (i) the Exercise Price (which shall not be less than the Market Value per Share on the date the Option is granted), (ii) the number of Shares subject to, and the expiration date of, any Option, (iii) the manner, time and rate (cumulative or otherwise) of exercise of such Option, and (iv) the restrictions, if any, to be placed upon such Option or upon Shares which may be issued upon exercise of such Option.

     7. Exercise of Options.

(a) Except as provided in Section 13, an Option granted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option was granted only by such Participant, and except as provided in paragraphs (c), (d) and (e) of this Section 7, no such Option may be exercised unless at the time such Participant exercises such Option, such Participant has maintained Continuous Service since the date of the grant of such Option.

(b) To exercise an Option under the Plan, the Participant must give written notice to the Company specifying the number of Shares with respect to which such Participant elects to exercise such Option together with full payment of the Exercise Price. The date of exercise shall be the date on which such notice is received by the Company. Payment may be made either (i) in cash (including check, bank draft or money order), (ii) by tendering Shares already owned by the Participant and having a Market Value on the date of exercise equal to the Exercise Price, or (iii) by any other means determined by the Committee in its sole discretion, including permitting a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell the Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Exercise Price and any tax withholding resulting from such exercise.

(c) If the Continuous Service of a Participant is terminated for cause, or voluntarily by the Participant for any reason other than death, disability or retirement, all rights under any Options granted to such Participant shall terminate immediately upon such Participant's cessation of Continuous Service, and the Participant shall (unless the Committee in its sole discretion waives this requirement) repay to the Company within 10 days the amount of any gain realized by the Participant upon any exercise within the 90-day period prior to the cessation of Continuous Service of any Options granted to such Participant under the Plan. If the Continuous Service of a Participant is terminated by reason of death, disability or retirement, such Participant may exercise such Option, but only to the extent such Participant was entitled to exercise such Option at the date of such cessation, at any time during the remaining term of such Option, or, in the case of Incentive Stock Options, during such shorter period as the Committee may determine and so provide in the applicable instrument or instruments evidencing the grant of such Option. If a Participant shall cease to maintain Continuous Service for any reason other than those set forth above in this paragraph (c) of this Section 7, such Participant may exercise such Option to the extent that such Participant was entitled to exercise such Option at the date of such cessation but only within 90 days immediately succeeding such cessation of Continuous Service, and in no event after the expiration date of the subject Option; provided, however, that such right of exercise after cessation of Continuous Service shall not be available to a Participant if the Company otherwise determines and so provides in the applicable instrument or instruments evidencing the grant of such Option.

(d) In the event of the death of a Participant while in the Continuous Service of the Company or an Affiliate, the person to whom any Option held by the Participant at the time of his death is transferred by will or by the laws of descent and distribution may exercise such Option on the same terms and conditions that such Participant was entitled to exercise such Option. At the time of the death of the Participant, all Options theretofore granted to the Participant and not fully exercisable shall terminate. Following the death of any Participant to whom an Option was granted under the Plan, the Committee, as an alternative means of settlement of such Option, may elect to pay to the person to whom such Option is transferred the amount by which the Market Value per Share on the date of exercise of such Option shall exceed the Exercise Price of such Option, multiplied by the number of Shares with respect to which such Option is properly exercised. Any such settlement of an Option shall be considered an exercise of such Option for all purposes of the Plan.

(e) Notwithstanding the provisions of the foregoing paragraphs of this Section 7, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of the cessation of Continuous Service, to the extent permitted by applicable federal and state law.

     8. Incentive Stock Options. Incentive Stock Options may be granted only to Participants who are Employees. Any provisions of the Plan to the contrary notwithstanding, (i) no Incentive Stock Option shall be exercisable more than ten years from the date such Incentive Stock Option is granted, (ii) the Exercise Price of any Incentive Stock Option shall not be less than the Market Value per Share on the date such Incentive Stock Option is granted, (iii) any Incentive Stock Option shall not be transferable by the Participant to whom such Incentive Stock Option is granted other than by will or the laws of descent and distribution and shall be exercisable during such Participant's lifetime only by such Participant, and (iv) no Incentive Stock Option shall be granted which would permit a Participant to acquire, through the exercise of Incentive Stock Options in any calendar year, Shares or shares of any capital stock of the Company or any Affiliate thereof having an aggregate Market Value (determined as of the time any Incentive Stock Option is granted) in excess of $100,000. The foregoing limitation shall be determined by assuming that the Participant will exercise each Incentive Stock Option on the date that such Option first becomes exercisable. Notwithstanding the foregoing, in the case of any Participant who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, the Exercise Price of any Incentive Stock Option shall not be less than 110% of the Market Value per Share on the date such Incentive Stock Option is granted and such Incentive Stock Option shall not be exercisable more than five years from the date such Incentive Stock Option is granted. Notwithstanding any other provisions of this Plan, if for any reason any Option granted under this Plan that is intended to be an Incentive Stock Option shall fail to qualify as an Incentive Stock Option, such Option shall be deemed to be a Non-Qualified Stock Option, and such Option shall be deemed to be fully authorized and validly issued under this Plan.

     9. Terms and Conditions of Restricted Stock. The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant awards of Restricted Stock and, in addition to the terms and conditions contained in paragraphs (a) through (g) of this Section 9, to provide such other terms and conditions (which need not be identical among Participants) in respect of such Awards, and the vesting thereof, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 9. Notwithstanding any other provisions of this Plan, the Committee shall have full and complete discretion, at the time of the grant of an award of Restricted Stock, to determine whether or not the grant of Restricted Stock is intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

(a) At the time of an award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period during which or at the expiration of which, the Shares of Restricted Stock shall vest. The Committee may also restrict or prohibit the sale, assignment, transfer, pledge or other encumbrance of the Shares of Restricted Stock by the Participant during the Restricted Period. Except for such restrictions, and subject to paragraphs (c), (d) and (e) of this Section 9 and Section 10 hereof, the Participant as owner of such Shares shall have all the rights of a stockholder, including but not limited to, the right to receive all dividends paid on such Shares and the right to vote such Shares. Except in the case of grants of Restricted Stock which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Shares of Restricted Stock prior to the expiration of the Restricted Period with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period.

(b) Except as provided in Section 12 hereof, if a Participant ceases to maintain Continuous Service for any reason (other than death, total or partial disability or retirement) unless the Committee shall otherwise determine, all Shares of Restricted Stock theretofore awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 9 shall upon such termination of Continuous Service be forfeited and returned to the Company. If a Participant ceases to maintain Continuous Service by reason of death or total or partial disability, then the restrictions with respect to the Ratable Portion of the Shares of Restricted Stock shall lapse and such Shares shall be free of restrictions and shall not be forfeited. The Ratable Portion shall be determined with respect to each separate Award of Restricted Stock issued and shall be equal to (i) the number of Shares of Restricted Stock awarded to the Participant multiplied by the portion of the Restricted Period that expired at the date of the Participant's death or total or partial disability reduced by (ii) the number of Shares of Restricted Stock awarded with respect to which the restrictions had lapsed as of the date of the death or total or partial disability of the Participant.

(c) Each certificate issued in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2000 Stock Option and Incentive Plan of Shoe Carnival, Inc., and an Agreement entered into between the registered owner and Shoe Carnival, Inc. Copies of such Plan and Agreement are on file in the office of the Secretary of Shoe Carnival, Inc.

(d) At the time of an award of Shares of Restricted Stock, the Participant shall enter into an Agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the award and to such other matters as the Committee shall in its sole discretion determine.

(e) At the time of an award of Shares of Restricted Stock, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on such Shares by the Company or a specified portion thereof, shall be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed under paragraph (a) of this Section 9 or (ii) the forfeiture of such Shares under paragraph (b) of this Section 9, and shall be held by the Company for the account of the Participant until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends, together with interest accrued thereon as aforesaid, shall be made upon the earlier to occur of the events specified in (i) and (ii) of the first sentence of this paragraph (e).

(f) At the expiration of the restrictions imposed by paragraph (a) of this Section 9, the Company shall redeliver to the Participant (or where the relevant provision of paragraph (b) of this Section 9 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (c) of this Section 9 and the Shares represented by such certificate(s) shall be free of the restrictions referred to in paragraph (a) of this Section 9. Notwithstanding any other provision of this Section 9 and Section 11 to the contrary, in the case of grants of Restricted Stock that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, no Shares of Restricted Stock shall become vested unless the Performance Targets with respect to such Restricted Stock shall have been satisfied and unless the Committee has certified, by resolution or other appropriate action in writing, that the Performance Targets previously established by the Committee have been satisfied. If the vesting of Shares of Restricted Stock is accelerated after the applicable Performance Targets have been met, the amount of Restricted Stock distributed shall be discounted by the Committee to reasonably reflect the time value of money in connection with such early vesting.

(g) Notwithstanding any other provision of this Section 9 to the contrary, for purposes of qualifying grants of Restricted Stock as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish restrictions based upon the achievement of Performance Targets. The specific goal or goals under the Performance Targets that must be satisfied for the Restricted Period to lapse or terminate shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as "performance-based compensation" under Section 162(m) of the Code. The Business Criteria for Performance Targets under this Section 9 shall be any one or any combination of Annual Return to Shareholders, Total Net Sales, Net Earnings, Net Earnings before Nonrecurring Items, Return on Equity, Return on Assets, EPS, EBITDA or EBITDA before Nonrecurring Items. In granting Restricted Stock that is intended to qualify under Section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code.

     10. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Company, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Company in the manner provided in Section 9 hereof.

     11. Effect of Reorganization.

     Awards will be affected by a Reorganization as follows:

(a) If the Reorganization is a dissolution or liquidation of the Company then (i) the restrictions of Section 9(a) on Shares of Restricted Stock shall lapse and (ii) each outstanding Option shall terminate, but each Participant to whom the Option was granted shall have the right, immediately prior to such dissolution or liquidation to exercise his Option in full, notwithstanding the provisions of Section 8, and the Company shall notify each Participant of such right within a reasonable period of time prior to any such dissolution or liquidation.

(b) If the Reorganization is a merger or consolidation, upon the effective date of such Reorganization (i) each Optionee shall be entitled, upon exercise of his Option in accordance with all of the terms and conditions of the Plan, to receive in lieu of Shares, shares of such stock or other securities or consideration as the holders of Shares shall be entitled to receive pursuant to the terms of the Reorganization; and (ii) each holder of Restricted Stock shall receive shares of such stock or other securities as the holders of Shares received and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Company in the manner provided in Section 9 hereof.

The adjustments contained in this Section and the manner of application of such provisions shall be determined solely by the Committee.

     12. Effect of Change of Control. If the Continuous Service of any Participant of the Company or any Affiliate is involuntarily terminated, for whatever reason, at any time within eighteen months after a Change in Control, unless the Committee shall have otherwise provided in the agreement referred to in paragraph (d) of Section 9 hereof, any Restricted Period with respect to Restricted Stock theretofore awarded to such Participant shall lapse upon such termination and all Shares awarded as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded. If a tender offer or exchange offer for Shares (other than such an offer by the Company) is commenced, or if an event specified in clause (ii) or clause (iii) of the definition of a Change in Control contained in Section 2 shall occur, unless the Committee shall have otherwise provided in the instrument evidencing the grant of an Option, all Options theretofore granted and not fully exercisable shall become exercisable in full upon the happening of such event and shall remain so exercisable in accordance with their terms; provided, however, that no Option which has previously been exercised or otherwise terminated shall become exercisable.

     13. Assignments and Transfers. Except as otherwise determined by the Committee, no Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

     14. Employee Rights Under the Plan. No Director, officer, employee or other person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no Director, officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Company or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Affiliate.

     15. Delivery and Registration of Stock. The Company's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Company shall determine to be necessary or advisable to comply with the provisions of the Securities Act or any other applicable federal or state securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under the Securities Act or other securities legislation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such shares to listing on any stock exchange or system on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Company shall determine to be necessary or advisable.

     16. Withholding Tax. Upon the termination of the Restricted Period with respect to any Shares of Restricted Stock (or at any such earlier time, if any, that an election is made by the Participant under Section 83(b) of the Code, or any successor provision thereto, to include the value of such Shares in taxable income), the Company may, in lieu of requiring the Participant or other person receiving such Shares to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, retain a sufficient number of Shares held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Shares of Restricted Stock the amount of any taxes which the Company is required to withhold with respect to such dividend payments.

     Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option pursuant to the Plan, the Company may, in lieu of requiring the Participant or such other person to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, retain a number of such Shares sufficient to cover the amount required to be withheld.

     17. Termination, Amendment and Modification of Plan. The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided however, that to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including requirements of any stock exchange or Nasdaq system on which the Shares are listed or quoted) shareholder approval of any Plan amendment shall be obtained in such a manner and to such a degree as is required by the applicable law or regulation; and provided further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted or transferee of the Award.

     18. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and certain of the Awards granted hereunder satisfy and be interpreted in a manner that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors of the Company or the Committee in any manner so that certain provision of the Plan or any Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

     19. Effective Date and Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors and shareholders of the Company. Unless sooner terminated under Section 17 hereof, no further Awards may be made under the Plan after the later of ten years from the date of (a) adoption of the Plan by the shareholders of the Company, or (b) the approval of any amendment of the Plan by the shareholders of the Company.

Adopted by the Board of Directors
of Shoe Carnival, Inc. as of May 1, 2000 and by the shareholders of
Shoe Carnival, Inc. as of June 8, 2000

Amended by the Board of Directors of Shoe Carnival, Inc.
as of March 10, 2004 and by the shareholders of Shoe Carnival, Inc.
as of June 11, 2004.

Amended by the Board of Directors of Shoe Carnival, Inc.
as of March 25, 2005 and by the shareholders of Shoe Carnival, Inc.
as of June 14, 2005.

Amended by the Board of Directors of Shoe Carnival, Inc.
as of March 18, 2008 and by the shareholders of Shoe Carnival, Inc.
as of June ___, 2008.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board of Directors
For The Annual Meeting of Shareholders - June 12, 2008

The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on June 12, 2008, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposals 2 and 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A. Proposals – The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1.      Election of Directors:

	For	Withhold
01 – J. Wayne Weaver	[ ]	[ ]
02 – Gerald W. Schoor	[ ]	[ ]

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for the
	Company for fiscal 2008.	[ ]	[ ]	[ ]

		For	Against	Abstain
3.	Proposal to approve the proposed amendment to
	the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan.	[ ]	[ ]	[ ]

B. Non-Voting Items

Change of Address – Please print new address below.

C. Authorized Signatures -- This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.